FOR IMMEDIATE RELEASE

THE ORCHARD SECURES CREDIT FACILITY TO ACCELERATE 2009 GROWTH

PENINSULA BANK BUSINESS FUNDING, A DIVISION OF THE PRIVATE BANK OF THE PENINSULA TO MAKE AVAILABLE $3 MILLION DOLLARS OF ADDITIONAL WORKING CAPITAL FOR ORCD

New York, New York – February 11, 2009, The Orchard (NASDAQ: ORCD), a global leader in music and video entertainment, today announced it has entered into a secured revolving credit arrangement with Peninsula Bank Business Funding, a division of The Private Bank of The Peninsula in Palo Alto California to fund growth during the 2009 fiscal year.

"At a time when the credit markets appear frozen, we are pleased that Peninsula Bank Business Funding recognizes the stability of The Orchard, and is providing growth capital  so we can further our business," commented Greg Scholl, President and Chief Executive Officer for The Orchard. "We intend to draw upon this credit facility as prudent to accelerate growth, and, where appropriate, to provide our artist and label clients with the capital they need to capitalize on this unique time in the evolution of the music business."

About The Orchard®

The Orchard (NASDAQ: ORCD) controls and globally distributes more than 1.3 million songs and over 5,000 video titles through hundreds of digital stores (e.g. iTunes, eMusic, Google, Hulu, V CAST) and mobile carriers (e.g. Verizon Wireless, Vodafone, Bell Canada, 3). With operations in 29 regions around the world, The Orchard drives sales for its label, retailer, brand, and agency clients through innovative marketing and promotional campaigns; brand entertainment programs; and film, advertising, gaming and television licensing. A pioneer in digital music and media services, The Orchard fosters creativity and independence.

About Peninsula Bank Business Funding and The Private Bank Of The Peninsula

Peninsula Bank Business Funding ("PBBF"), a division of The Private Bank of the Peninsula, provides asset based lending products to emerging growth and venture backed companies throughout the country.

The Private Bank of the Peninsula (OTC: PBKH) is headquartered in Palo Alto, California.  The Private Bank focuses on the banking needs of small and medium sized businesses, entrepreneurs and business leaders, non-profit organizations and individuals within the communities which it serves.

Forward Looking Statements

This release may contain certain forward-looking statements, which reflect management's expectations regarding future events and operating performance, such as statements regarding overall digital media trends, planned products and services and anticipated financial performance. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date hereof and are based on our current views and assumptions. The Orchard undertakes no obligation to update these statements to reflect subsequent events or circumstances except as may be required by law. These forward-looking statements involve a number of risks and uncertainties, certain of which are outside of The Orchard's control, such as risks related to our ability to capitalize on our business strategy and risks related to our ability to take advantage of opportunities for revenue expansion. These and other factors that could cause actual results to differ materially from our expectations are detailed in The Orchard's filings with the Securities and Exchange Commission, in our Annual Report on Form 10-K for 2007.

The Orchard is a registered trademark and The Orchard logo is a service mark of Orchard Enterprises NY, Inc. All Rights Reserved.

Press Inquiries:

Susan C. Mills
Edelman
(323) 202-1050
susan.mills@edelman.com